UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2019 (May 30, 2019)
PDC Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37419	95-2636730
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

1775 Sherman Street, Suite 3000
Denver, Colorado 80203

Registrant’s telephone number, including area code: (303) 860-5800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	PDCE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.
On May 30, 2019, PDC Energy, Inc. (the “Company”) completed the disposition of certain water-related midstream assets (the “Water Assets”) in the Delaware Basin.

The Water Assets were sold to WaterBridge Resources, LLC (“WaterBridge”) for an initial cash purchase price of $125 million and conditional payments of up to $75 million. The agreement provides the Company with access to WaterBridge’s water disposal network and the ability to transport all water volumes via pipe. The agreement provides for an area of mutual interest.

Item 8.01 Other Events.
On May 24, 2019, the Company completed the disposition of certain midstream assets to Oryx Southern Delaware Oil Gathering and Transport LLC for an initial cash purchase price of $37.3 million and conditional payments of up to $15.2 million.

As previously reported, on April 30, 2019, the Company entered into a definitive agreement to divest its natural gas gathering midstream assets for an initial cash purchase price of $182 million ($100 million of which will be paid upon closing and $82 million will be paid one year post-closing) and conditional payments of up to $60 million. That divestiture is currently expected to close in June 2019.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 31, 2019

PDC ENERGY, INC.
By:	/s/ Nicole L. Martinet
Nicole L. Martinet
General Counsel, Senior Vice President and Corporate Secretary